CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference and use of our report dates July 29, 1994, which appears on Page 49-50 of Donnelly Corporation's Form 10-K for 1993, in that Corporation's previously filed Form S-8 Registration Statements for that Corporation's 1987 Stock Option Plan and Employees' Stock Purchase Plan






/s/KPMG Peat Marwick
Dublin, Ireland
July 29, 1994